                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                          Commercial Bancshares, Inc.
                          ---------------------------
                                (NAME OF ISSUER)

                         Common Stock, $12.50 par value
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  20114L 10 4
                                  -----------
                                 (CUSIP NUMBER)

                                  -----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 20114L 10 4                                         PAGE 1 OF 6 PAGES
          -----------                                         -----------------
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    WAYNE  H. MYERS
                    SS#: ###-##-####
-------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                          (a) [   ]
                                          (b) [ X ]
-------------------------------------------------------------------------------

    3      SEC USE ONLY

--------------------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.
--------------------------------------------------------------------------------

                                      5    SOLE VOTING POWER
         NUMBER OF
          SHARES                               0 Shares
       BENEFICIALLY                   ------------------------------------------
         OWNED BY
           EACH                       6    SHARED VOTING POWER
         REPORTING
          PERSON                               0 Shares
           WITH                       ------------------------------------------

                                      7    SOLE DISPOSITIVE POWER

                                               0 Shares
                                      ------------------------------------------

                                      8    SHARED DISPOSITIVE POWER

                                               0 Shares
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0 Shares
--------------------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*

--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                    0.0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

                    IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILING OUT!

                                                              PAGE 2 OF 6 PAGES
                                                              -----------------

                                  SCHEDULE 13G

         ITEM 1.

         (a)      Commercial Bancshares, Inc.

         (b)      118 South Sandusky Avenue
                  Upper Sandusky, Ohio 43351


         ITEM 2.

         (a)      Wayne H. Myers

         (b)      605 Los Corales Circle
                  Green Valley, Arizona 85614

         (c)      U.S.

         (d)      Common Stock, $12.50 par value

         (e)      20114L 10 4


         ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
         Not Applicable


         ITEM 4.  OWNERSHIP

         (a)      0 Shares
         (b)      0.0%
         (c)         (i)  0
                    (ii)  0
                   (iii)  0
                    (iv)  0


         ITEM 5.  OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


         ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON.

         Not Applicable


         ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable


         ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

                                                              PAGE 3 OF 6 PAGES
                                                              -----------------

          ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          Not Applicable


          ITEM 10. CERTIFICATION

          Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   /s/ WAYNE H. MYERS
                                                   ----------------------
                                                   Wayne H. Myers


                                                   Date: February 13, 1997

                                  SCHEDULE 13G

CUSIP NO. 20114L 10 4                                         PAGE 4 OF 6 PAGES
          -----------                                         -----------------
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Martha E. Myers
                    ###-##-####
-------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a) [   ]
                                        (b) [ X ]
-------------------------------------------------------------------------------

    3      SEC USE ONLY

--------------------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

                                      5    SOLE VOTING POWER
         NUMBER OF
          SHARES                                 0 Shares
       BENEFICIALLY                   ------------------------------------------
         OWNED BY
           EACH                       6    SHARED VOTING POWER
         REPORTING
          PERSON                                 0 Shares
           WITH                       ------------------------------------------

                                      7    SOLE DISPOSITIVE POWER

                                                 0 Shares
                                      ------------------------------------------

                                      8    SHARED DISPOSITIVE POWER

                                                 0 Shares
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 0 Shares
--------------------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES [  ]

--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                     0.0%
--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON

                                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              PAGE 5 OF 6 PAGES
                                                              -----------------

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

ITEM 1.

         (a)      Commercial Bancshares, Inc.
         (b)      118 South Sandusky Avenue
                  Upper Sandusky, Ohio

ITEM 2.

         (a)      Martha E. Myers
         (b)      605 Los Corales Circle
                  Green Valley, Arizona 85614
         (c)      U.S.
         (d)      Common Stock, $12.50 par value
         (e)      20114L 10 4


ITEM 3.
If this statement if filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  Not Applicable

ITEM 4.  OWNERSHIP.

         (a) 0 Shares
         (b) 0.0%
         (c)     (i) 0
                (ii) 0
               (iii) 0
                (iv) 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

                                                              PAGE 6 OF 6 PAGES
                                                              -----------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10. CERTIFICATION.

                  Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   /s/ MARTHA E. MYERS
                                                   ----------------------
                                                   Martha E. Myers

                                                   Date: February 13, 1997

                                   EXHIBIT A

                                TO SCHEDULE 13G

                                   Agreement

     Wayne H. Myers and Martha E. Myers hereby agree that this Schedule 13G is filed on behalf of each of them.


                       /s/ WAYNE H. MYERS         Date: February 13, 1997
                    ------------------------
                         Wayne H. Myers

                       /s/ MARTHA E. MYERS        Date: February 13, 1997
                    ------------------------
                         MARTHA E. Myers